Exhibit 99.1

Pactiv Completes Purchase of PWP Industries

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 1, 2010--Pactiv Corporation (NYSE: PTV) today announced it has completed its purchase of the stock of PWP Industries, a leading manufacturer of APET (amorphous polyethylene terephthalate) disposable products. PWP’s 2009 sales were approximately $140 million. The purchase price of the acquisition is $200 million. The transaction has been financed through use of the Company’s revolving credit agreement.

PWP primarily manufactures a range of APET foodservice containers for several channels, including packer processor bakeries, supermarkets, and quick service restaurants. PWP operates three manufacturing facilities in the United States, as well as a facility that processes post consumer recycled PET. The company employs approximately 600 people. PWP’s growth was largely facilitated by equity investor Omninet Capital LLC, a Los Angeles-based diversified investment firm, as well as an investment by its manager HPC Industries LLC, also headquartered in Los Angeles.

“We are pleased to have completed the purchase of PWP in a timely manner. This acquisition is consistent with our strategy and is an excellent fit with our customer base and ‘one-face-to-the-customer’ operating model. We expect PWP to generate a return that corresponds with the rest of our business within two to three years,” said Richard L. Wambold, chairman and chief executive officer of Pactiv Corporation.

Cautionary Statements

This press release includes certain “forward-looking statements” such as “we expect PWP to generate a return in excess of our cost of capital within two to three years.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Matthew Gonring
847-482-2407
mgonring@pactiv.com